Exhibit 21.1

List of Subsidiaries

Name	Jurisdiction of Incorporation
Schrödinger, LLC	Delaware
Schrödinger GmbH	Germany
Synaptic Science LLC	Delaware
Schrödinger, KK	Japan
Reo Discovery Limited	Ireland
Faxian Therapeutics, LLC	Delaware

Schrödinger Technologies Ltd           United Kingdom                                                     Schrödinger India Private Limited                                           India                                                                                               Schrodinger Korea LLC                          South Korea

XTAL BioStructures, Inc.                          Massachusetts